Exhibit 4.1

FOURTH SUPPLEMENTAL INDENTURE

This FOURTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of June 16, 2020 is among SAExploration Holdings, Inc., a Delaware corporation (the “Issuer” or the “Company”), the Guarantors party hereto (together with the Issuer, the “Company Indenture Parties”), and Wilmington Savings Fund Society, FSB, as Trustee (in such capacity, the “Trustee”).

WITNESSETH

WHEREAS, the Company, the Guarantors, the Trustee and the Collateral Trustee entered into a Senior Secured Convertible Notes Indenture dated as of September 26, 2018 (as heretofore amended, supplemented or otherwise modified, the “Indenture”), pursuant to which the Company issued 6.00% Senior Secured Convertible Notes due 2023;

WHEREAS, the Company, the Guarantors, the Holders party thereto (collectively, the “Forbearing Holders”) constituting the Required Holders (as defined in the Indenture) entered into that certain Forbearance Agreement as of April 13, 2020 (as amended, restated, modified or supplemented from time to time, the “Forbearance Agreement”), pursuant to which the Forbearing Holders have agreed, subject to the terms and conditions therein, to forbear from exercising certain rights and remedies arising from or in respect of the Existing Defaults (as defined in Forbearance Agreement);

WHEREAS, the Company has requested that the Trustee on behalf of each Holder of an outstanding Note (as defined in the Indenture) immediately prior to the effectiveness of this Supplemental Indenture, consent and agree to the amendments set forth in this Supplemental Indenture;

WHEREAS, each Holder of an outstanding Note affected has agreed to such amendments in accordance with Section 13.02(c) of the Indenture and directed the Trustee to execute this Supplemental Indenture.

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the parties covenant and agree as follows:

Section 1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Indenture.

Section 2. Relation to Indenture. This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

Section 3. Amendment of Indenture.

Section 1.01 of the Indenture is amended to:

a) Delete the period at the end of the definition of “Fundamental Change” and add the following proviso to the end of the definition of “Fundamental Change”:

“ ; provided further, that if an event described in clause (d) above occurs prior to August 31, 2020, a Fundamental Change shall not be deemed to have occurred as a result of such event until the date that is the earlier of (x) August 31, 2020 and (y) the “Termination Date” as defined in the Forbearance Agreement (as such date may be extended by the Required Holders in accordance with the terms of the Forbearance Agreement as in effect on date of the Fourth Supplemental Indenture).

b)  The following defined terms are added to Section 1.01 to the Indenture in the appropriate alphabetical order:

“Forbearance Agreement” means the Forbearance Agreement, dated as of April 13, 2020, by and among the Company, the Guarantors, the Holders party thereto (collectively, the “Forbearing Holders”) constituting the Required Holders (as amended, restated, modified or supplemented from time to time).

“Fourth Supplemental Indenture” means that certain Fourth Supplemental Indenture, dated as of June 16, 2020, among the Company, the Guarantors party thereto and the Trustee.

Section 4. Conditions Precedent to Effectiveness of this Supplemental Indenture.  The effectiveness of this Supplemental Indenture is subject to the fulfillment, to the satisfaction of, or waiver by the Trustee (at the direction of the Holders) of each of the following:

a)	the Trustee shall have received this Supplemental Indenture, duly executed by the Issuer and the Guarantors;
b)

the Trustee shall have received evidence from the Issuer that the execution, delivery and performance of this Supplemental Indenture by the Issuer and the Guarantors has been duly authorized by all necessary corporate action, including without limitation the approval of the Board of Directors or the Board of Managers of the Issuer and the Guarantors, as applicable;

c)	the Trustee shall have received the Officers’ Certificate and Opinion of Counsel required by the Indenture, in form and substance reasonably satisfactory to the Trustee; and
d)

the Company Indenture Parties shall have paid or caused to be paid all costs and expenses of the Trustee (including reasonable attorney’s fees and expenses of Arnold & Porter Kaye Scholer LLP) and the reasonable and documented attorneys’ fees and expenses of Brown Rudnick LLP and Paul, Weiss, Rifkind, Wharton & Garrison LLP (each of which represents certain Holders) (i) arising under or in connection with the preparation, execution and delivery of this Supplemental Indenture, and (ii) invoiced and outstanding on the date hereof.

For purposes of determining compliance with the conditions specified in this Supplemental Indenture, each Holder shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Trustee (on behalf of the Holders) by the date of this Supplemental Indenture unless an officer of the Trustee responsible for the transactions contemplated by this Supplemental Indenture shall have received written notice from such Holder prior to the date of this Supplemental Indenture specifying its objection thereto.

Section 5. Issuer Confirmations.  The Issuer hereby confirms that all of the actions required to be taken by the Holders and Issuer pursuant to Section 13.02 of the Indenture have been taken in accordance with the provisions of such Section.  The Issuer confirms that entry into this Supplemental Indenture is permitted under the Indenture, and is not prohibited by the terms of the Intercreditor Agreement and the Junior Documents (as defined in the Intercreditor Agreement).

Section 6. Representations and Warranties. Each of the Company Indenture Parties hereby represents and warrants that the execution and delivery of this Supplemental Indenture, after giving effect to this Supplemental Indenture, and the performance by each of them of their respective obligations under the Indenture and the Supplemental Indenture are within its powers, have been duly authorized, are not in contravention of applicable law or the terms of its operating agreement or other organizational documents and except as have been previously obtained, do not require the consent or approval of any governmental body, agency or authority, and that this Supplemental Indenture and the Indenture (as amended hereby) will constitute the valid and binding obligations of the Company Indenture Parties, as applicable, enforceable in accordance with their terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, ERISA or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in a proceeding in equity or at law).

Section 7. Reference to and Effect on the Indenture. Each of the Company Indenture Parties hereby reaffirms, confirms, ratifies, covenants, and agrees to be bound by each of its covenants, agreements, and obligations under the Indenture (as amended hereby), and each other Indenture Document previously executed and delivered by it.  Each reference in the Indenture to “this Indenture” or “the Indenture” shall be deemed to refer to the Indenture after giving effect to this Supplemental Indenture.  This Supplemental Indenture is an Indenture Document.

Section 8. The Trustee. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto. The Trustee shall not be responsible for the recitals contained herein, all of which recitals are made by the other parties to this Supplemental Indenture.

Section 9. Governing Law. This Supplemental Indenture shall be a contract made under and governed by the laws of the State of New York without giving effect to its principles of conflicts of laws.

Section 10. Counterparts. This Supplemental Indenture may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.  Delivery of an executed counterpart of a signature page to this Supplemental Indenture by telecopier or electronic mail shall be effective as delivery of a manually executed counterpart of this Supplemental Indenture.

Section 11. Guarantors Consent and Acknowledgement. The Guarantors, for value received, hereby consent to the Company’s execution and delivery of this Supplemental Indenture and the performance by the Company of its agreements and obligations hereunder.  This Supplemental Indenture and the performance or consummation of any transaction that may be contemplated under this Supplemental Indenture, shall not limit, restrict, extinguish or otherwise impair the Guarantors’ liabilities and obligations to the Trustee, the Collateral Trustee and/or Holders under the Indenture Documents (including without limitation the Guaranteed Obligations).  Each of the Guarantors acknowledges and agrees that (i) the Subsidiary Guarantee to which such Guarantor is a party remains in full force and effect and is fully enforceable against such Guarantor in accordance with its terms and (ii) it has no offsets, claims or defenses to or in connection with the Guaranteed Obligations, all of such offsets, claims and/or defenses are hereby waived.

Section 12. Reaffirmation. Except as expressly modified by this Supplemental Indenture each of the Company Indenture Parties hereby (i) acknowledges and agrees that all of its pledges, grants of securities interests and Liens and other obligations under the Indenture and the other Indenture Documents to which it is a party are reaffirmed and remain in full force and effect on a continuous basis, (ii) reaffirms (x) each Lien granted by it to the Collateral Trustee for the benefit of the Secured Parties, and (y) in the case of the Guarantors, the guarantees (including the Subsidiary Guarantee) made by it pursuant to the Indenture, and (iii) acknowledges and agrees that the grants of security interests and Liens by and the guarantees of the Guarantors contained in the Indenture and the other Indenture Documents are, and shall remain, in full force and effect on and after the date of this Supplemental Indenture.  Except as specifically modified herein, the Indenture Documents and the Obligations are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms.

Section 13. Release.  The Company and the Company Indenture Parties (collectively, the “Releasing Parties”) hereby release, acquit and forever discharge the Trustee, the Collateral Trustee, the Holders and their respective investment advisors and Affiliates, and any of their and their investment advisors’ and Affiliates’ respective officers, directors, agents, employees, attorneys, consultants, or representatives, or any of the respective predecessors, successors or assigns of any of the foregoing (collectively, the “Released Parties”) from and against any and all manner of actions, causes of action, suits, debts, controversies, damages, judgments, executions, claims (including, without limitation, crossclaims, counterclaims and rights of set-off and recoupment) and demands whatsoever, whether known or unknown, whether asserted or unasserted, in contract, tort, law or equity which any Releasing Party may have against any of the Released Parties by reason of any action, failure to act, matter or thing whatsoever arising from or based on facts occurring on or prior to the date hereof that relate to the Indenture, the other Indenture Documents, this Supplemental Indenture, or the transactions contemplated thereby or hereby (except to the extent arising from the willful misconduct or gross negligence of any Released Parties), including but not limited to any such claim or defense to the extent that it relates to (a) any covenants, agreements, duties or obligations set forth in the Indenture Documents or, (b) any actions or omissions of any of the Released Parties in connection with the initiation or continuing exercise of any right or remedy contained in the Indenture Documents or at law or in equity with respect to the Indenture Documents.

Section 14. Expenses. The Company hereby acknowledges and agrees that its obligations to pay the costs and expenses pursuant to Section 5.1(c) of the Note Purchase Agreement include, without limitation, all reasonable and documented out-of-pocket fees and disbursements of each of (a) Brown Rudnick LLP in its capacity as counsel to certain of the Holders, and (b) Paul, Weiss, Rifkind, Wharton & Garrison LLP in its capacity as counsel to certain of the Holders, in each case in connection with or as a result of or related to the execution and delivery, enforcement, performance, or administration (including any restructuring, forbearance or workout with respect thereto) of the Indenture, this Supplemental Indenture, any of the other Indenture Documents and the transactions related to the Indenture Documents or the monitoring of compliance by the Company and each Company Indenture Party and each of its Subsidiaries with the terms of the Indenture Documents.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be executed and delivered under seal, as of the date first above written.

ISSUER:

SAEXPLORATION HOLDINGS, INC.

/s/ Michael J. Faust

Name: Michael J. Faust

Title:  Chief Executive Officer and President

GUARANTORS:

SAEXPLORATION, INC.

/s/ Michael J. Faust

Name: Michael J. Faust

Title:  Chief Executive Officer and President

SAEXPLORATION SUB, INC.

/s/ Michael J. Faust

Name: Michael J. Faust

Title:  Chief Executive Officer and President

NES, LLC

/s/ Michael J. Faust

Name: Michael J. Faust

Title:  Chief Executive Officer and President

SAEXPLORATION SEISMIC SERVICES (US), LLC

/s/ Michael J. Faust

Name: Michael J. Faust

Title:  Chief Executive Officer and President

[Signature Page to Fourth Supplemental Indenture to Senior Secured Convertible Notes]

TRUSTEE:

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Trustee

/s/ Geoffrey J. Lewis

Name: Geoffrey J. Lewis

Title:  Vice President

[Signature Page to Fourth Supplemental Indenture to Senior Secured Convertible Notes]